Exhibit 10.42

SUBLEASE, EASEMENT AND PREFERENTIAL USE AGREEMENT

This Sublease, Easement and Preferential Use Agreement (“Agreement”) is dated October 2, 1990 and is made between the City of Unalaska (“City”) and Sea-Land Services, Inc. (“Sea-Land”), a corporation organized under the laws of the state of Delaware. The City and Sea-Land are collectively referred to as “the parties”.

PREAMBLE

The Unalaska City Council determined that it would be in the City’s best interest to expand the Ballyhoo Dock and lease space on the dock and adjacent uplands to entities that would move a substantial amount of cargo across the dock and support the vessels using the dock. In Resolution 89–24, the Unalaska City Council authorized the City Manager to request proposals and negotiate agreements that would allow the expansion of the Ballyhoo Dock and adjacent uplands for purposes beneficial to the city and complementary to its existing uses. The Unalaska City Council has further authorized the conveyance of the Ballyhoo Dock facility to the Alaska Industrial Development and Export Authority (“Authority”) which has agreed to lease the Ballyhoo Dock facility back to the City pursuant to a Lease and Construction Management Agreement dated                         , 1990 (“Lease”). The Authority has further agreed to issue its bonds to provide funds for the expansion and improvement of the Ballyhoo Dock facility, to be named the City of Unalaska Marine Center, with the rent to be paid by the City under the Lease to be sufficient to repay said bonds and to pay any expenses incurred by the Authority. The Lease provides that the City may, with the consent of the Authority, sublease a portion of the City of Unalaska Marine center. This Agreement is such a sublease. The parties are making this agreement to allow Sea-Land to install and operate a crane at the City of Unalaska Marine Center and berth its vessels.

For and in consideration of the mutual promises and stipulations contained in this Agreement, the parties agree as follows:

I. LEASE

A. The city leases to Sea-Land, including its affiliates and subsidiary companies, to use and occupy subject to the terms of this Agreement, an area approximately fifty-five (55) by sixty-five (65) feet at the City of Unalaska Marine Center for crane parking. The, City shall survey and stake the site and provide Sea-Land with a surveyor’s sketch or plan definitively locating the site after the project design is completed.

B. This area is described in this Agreement as “Leased Premises”. The attached Exhibit “A” illustrates the Leased Premises.

C. Sea-Land may use the Leased Premises for the storage, maintenance, repair and use of its equipment, including a container crane.

D. The City shall construct or provide the following improvements to the City of Unalaska Marine Center:

1. An approximately 730 foot wharf extension capable of supporting normal wharf construction such as buildings and roadways. The cost of any additional engineering or fortifications to the site made necessary by the unique characteristics of Sea-Land’s container crane; e.g. pilings, concrete foundations, or reinforcing girders shall be shared by Sea-Land and city as follows. City shall pay half of the cost, up to a maximum contribution of an amount which is equal to two years payments on the preferential use space described in Paragraph III F. below. The City may, at its option, pay for its share of those improvements from the construction budget.

2. A fendering system and mooring devices for both barges and seagoing vessels.

3. A depth alongside in the berthing area and to connecting ship channels of 40 feet M.L.W.

4. Adequate lighting.

5. A uniform live load capacity for the Leased Premises of 750 pounds per square foot.

E. From time to time, Sea-Land and the City may, with the consent of the Authority pursuant to Section 16 of the Lease, decide to invest in further capital improvements. For these improvements, Sea-Land and the City will each bear half of the cost of paving, fencing, striping and signage and other permanent capital improvements to the areas affected by this Agreement that the city and Sea-Land agree would enhance the property’s value and utility.

F. Sea-Land may upgrade the lighting provided by the City to meet its requirements at its own expense.

II- EASEMENT

A. The City grants to Sea-Land a non-exclusive easement to operate a crane rail in an area approximately fifty-five (55) by six hundred (600) feet along the face of the south end of the City of Unalaska Marine Center. This area is referred to in this Agreement as “the Easement”. The attached Exhibit “B” illustrates the Easement. The City will provide Sea-Land with a surveyor’s sketch or plan definitively locating the site after the project design is completed. The Easement may be used solely for the construction, maintenance and use of the rails upon which the crane will operate.

B. Sea-Land at its own expense will install the rails in the Easement so that trucks, forklifts, and other vehicles used on a dock may safely and easily cross the rails at any location.

C. Sea-Land may use the Easement only for the operation of the crane during the periods when it is moving, loading, or discharging cargo or maintaining the crane.

D. The City may not grant any other entities the right to use Sea-Land’s rails without Sea-Land’s consent. However, the City may grant to other entities the right to cross the Easement or to install equipment or fixtures or other improvements in the Easement that do not interfere with Sea-Land’s use of the Easement.

III PREFERENTIAL USE AGREEMENT

A. The City grants to Sea-Land barges calling to load and discharge containerized cargo on a scheduled basis the preferential use of that portion of the City of Unalaska Marine Center described in the attached Exhibit “C” as Area 1. Sea-Land shall notify the city as soon as practicable, and at least 24 hours in advance, of the berthing of such vessels. The City will grant priority berthing to Sea-Land’s barges in Area 1 for a maximum period of time equal to seventy-two (72) hours per week. (If the berth is needed to accommodate another vessel, the City Port Director may direct the Sea-Land barge to vacate the berth except during periods of loading and unloading or when the barge captain determines that adverse weather conditions would make moving the barge unsafe.)

B. The City grants to Sea-Land container vessels (other than barges) calling to load and discharge cargo on a scheduled basis the preferential use of that portion of the City of Unalaska Marine Center described in the attached Exhibit “C” as Area 2 for a maximum of twenty-four hours per week. The amount of time that Sea-Land barges occupy Area 1 on Exhibit “C” shall not be part of this twenty-four hour period. The continued moorage of a Sea-Land vessel in Area 2 on Exhibit “C” for safety reasons when the vessel captain has determined that adverse weather conditions would make it unsafe for the vessel to leave the dock shall not be considered part of the allowed twenty-four hours per week. In exercising this right, Sea-Land may not obstruct access to any of the City of Unalaska Marine Center not described in Exhibit “C” as Area 2. If any improvements to the City of Unalaska Marine Center are necessary to accommodate the docking of Sea-Land container vessels in Area 2, Sea-Land shall bear the cost of those improvements and shall convey title to them upon completion to the City or the Authority, if the City’s obligations to the Authority under the Lease and construction Management Agreement have not yet been fulfilled.

C. For the purpose of this Preferential Use Agreement, a Sea-Land vessel (including barges) shall include: (1) a vessel operated by Sea-Land, (2) a vessel owned or chartered by Sea-Land, whether chartered on a bareboat time voyage or space basis or, (3) a vessel owned or operated by an entity with which Sea-Land has a connecting carrier, consortium or rationalization agreement if carrying cargo on Sea-Land’s behalf.

D. The City also agrees to allow Sea-Land to own, operate and maintain a container crane for the purpose of discharging or loading vessels at its preferential berth. For usage of this container crane for purposes other than loading or discharging its own vessels, Sea-Land maintains sole authority and control, and may allow use for other purposes at its discretion at rates and schedules mutually agreed upon between Sea-Land and the third party.

E. If Sea-Land expands its scheduled service to include vessels large enough to require the use of Area 2 of Exhibit “C” on a regular basis, the City will negotiate an amendment to this Article to accommodate the longer loading and unloading times required by those vessels; provided that the City does not violate any legal obligations it may have to make this space available to the public.

F. Sea-Land shall have preferential use of Area 3 on Exhibit “C” for van staging. Sea-Land shall construct no permanent structures in this area.

IV. PAYMENTS

A. In partial consideration of the lease granted under Article I, the Easement granted in Article II and the Preferential Use Agreement granted in Article III of this Agreement, Sea-Land shall pay directly to the Authority or a designee appointed by the Authority, for the account of the City, $10,000 per year in advance each year on the anniversary date of this Agreement.

B. In addition, Sea-Land shall pay to the City wharfage fees at the rate of $3.00 per ton of cargo, provided that if more than 80,000 tons of cargo is subject to wharfage fees in a year, wharfage fees shall be assessed at $2.00 per ton for all cargo in excess of 80,000 tons. If Sea-Land vessels are berthed in the space described as Area 2 of Exhibit “C” for more than twenty-four hours in any week, Sea-Land shall pay a premium rate of $1.00 per ton above the rate that would otherwise be charged for each ton of cargo handled after the twenty-four hour period expires, or $200 per hour, whichever is greater. This premium rate shall not be charged if adverse weather conditions would make moving the vessel unsafe. For purposes of determining the wharfage rate, years will begin and end on the date of this Agreement. The amount of payment due the City each month for wharfage fees is based on the tonnage of cargo billed or invoiced by Sea-Land to its customers during the month without regard to the amount of payments actually received by Sea-Land during the month with respect to such cargo.

C. Sea-Land guarantees wharfage fee payments to the City of at least $240,000 each year that this Agreement is effective (“guaranteed payments”). These guaranteed payments shall be remitted directly to the Authority or its designee on behalf of the City in twelve payments of $20,000 each due on the first day of each month. These guaranteed payments are due even if Sea-Land does not incur wharfage fees totalling $20,000 in any month at the rates described in paragraph B of this Article IV. Sea-Land shall not be entitled to any refunds of guaranteed payments remitted.

D. Sea-Land shall submit to the City within ten days of the end of each month a statement detailing the tonnage of cargo handled during the previous month. Within ten days of each anniversary date of this Agreement, Sea-Land shall pay the City any funds owing for wharfage fees in excess of the $240,000 guaranteed amount.

E. Relay cargo shall be subject to a single-move, one-time wharfage charge at the rates specified in the applicable City tariff.

F. Sea-Land’s barges shall be exempt from payment of dockage fees. All Sea-Land D-7 vessels shall pay dockage fees of one dollar ($1.00) per month per foot. All other Sea-Land vessels shall pay dockage fees under the City’s tariff.

G. Payments made under this Agreement do not reduce or modify the liability of Sea-Land for other fees or charges set out in the general tariff applicable to the City of Unalaska Marine Center, except wharfage fees as described in Paragraph IV.B., C., D., and E. above and dockage as described in Paragraph IV. F. above.

H. Sea-Land shall pay City the tariffed rate for its preferential use of Area 3 of Exhibit “C”. However if the City elects to pay its share of the cost of the dock foundation reinforcements necessary to support the crane by offsetting Sea-Land’s payments for use of Area 3 of Exhibit “C”, the rate paid for use of this space shall be $.28 per square foot per month for the first two years.

I. All amounts due under this Agreement that are not paid when due shall bear interest at the rate of 1% per month for as long as the delinquency continues.

J. If the option to extend this Agreement described in Paragraph V.D. below is exercised, the payments described in Paragraphs IV. A. and C. above shall be adjusted if and to the extent the Consumer Price Index (CPI) applicable to the State of Alaska over the previous ten years has increased. The increase in payments by Sea-Land, if any, shall not exceed twenty-five percent. During the second option period those same charges shall be adjusted in proportion to increases in the CPI for the previous five years. The increase, if any, for the second option period shall not exceed fifteen percent.

V. TERM OF AGREEMENT

A. This Agreement shall begin on the day on which the Federal Maritime Commission either determines that this Agreement is effective or determines that it has no jurisdiction to review this Agreement (“Initial term”).

B. The payment obligations described in Article IV above shall begin on the earlier of the date Sea-Land begins to move cargo over the dock or ninety (90) days after the date that Sea-Land receives written notice from the City that it may begin construction in the Leased Premises and Easement. For a period of no more than ninety (90) days between delivery of written notice to Sea-Land of its right to begin construction, and the date Sea-Land begins to move cargo across the dock, Sea-Land’s payment obligations under paragraph IV C. above shall be reduced to $10,000 per month.

C. This Agreement shall terminate at midnight on the date which is ten years after the Agreement becomes effective.

D. The parties agree that Sea-Land has the option to extend the term of this Agreement for two additional terms of five years each beyond the Initial term. To exercise this option, Sea-Land must give the City at least ninety days written notice prior to the end of the preceding term. A copy of this written notice shall be provided to the Federal Maritime Commission and to the Authority.

VI. CONDITION OF AREA

A. Sea-Land acknowledges that it has inspected the Leased Premises and Easement in their present condition and agrees that when the improvements described in Paragraph I. D. above are complete, the area will be suitable for Sea-Land’s intended use.

B. Sea-Land shall have the right to inspect the Leased Premises and Easement after it receives notice from the City of its right to begin construction in the Leased Premises and Easement pursuant to Paragraph V. B. above. Sea-Land must accept the Leased Premises and Easement before it may commence construction.

VII. USE OF AREA

A. Sea-Land shall not use the Leased Premises or Easement or any facilities on the City of Unalaska Marine Center for any unlawful purposes.

B. Sea-Land agrees not to discontinue its operations on the Leased Premises or Easement or to abandon them during the term of this Agreement without the written consent of the City and the Authority. Sea-Land’s obligations under this Agreement, including the obligation under Paragraph IV.A. and IV.C. to make payments directly to the Authority or its designee, shall not be reduced by abandonment or discontinuance of operations. The City and the Authority agree not to withhold consent to Sea-Land’s discontinuance or abandonment if adequate assurances that Sea-Land will continue to meet its financial obligations under this Agreement are given to them.

C. Sea-Land shall use the area affected by this Agreement solely for transportation purposes.

D. Sea-Land shall use the Leased Premises and Easement to maintain, operate and store a container crane for the purpose of loading and discharging container vessels only.

E. Sea-Land is entitled to quiet enjoyment of the Leased Premises under this Agreement provided that Sea-Land is not in breach of any of the terms of this Agreement.

VIII. MAINTENANCE AND REPAIR OF LEASED PREMISES AND EASEMENT.

A. The city shall make any repairs at its own expense to the paved surfaces, line striping, common roadways, underground utilities, or general terminal lighting made necessary by the normal use of the Leased Premises and Easement. If any damage is caused to the Leased Premises or Easement by Sea-Land, its agents or employees, that damage shall be repaired by Sea-Land at its own expense. All structural repairs not caused by Sea-Land shall be the City’s responsibility.

B. Sea-Land shall, at its own expense, keep the Leased Premises and Easement clean, orderly and free of rubbish. The City shall be responsible for ensuring that other users of Sea-Land’s Easement area keep it clean and orderly.

C. Within ten days of each anniversary date of the signing of this Agreement by the parties, Sea-Land and the City agree to inspect the Leased Premises and prepare a report describing the condition of the Leased Premises and Easement and specifying any items in need of repair. The party responsible for those repairs shall start those repairs within thirty days after the report is prepared and shall promptly complete them.

D. If the Leased Premises and/or Easement are at any time during the term of this Agreement damaged or destroyed by fire or other casualty, however caused, the City may apply all collectable insurance proceeds to repair, rebuild, replace and restore the Leased Premises and Easement to a condition comparable to that which existed immediately prior to the fire or other casualty if the City and the Authority decide to rebuild the City of Unalaska Marine Center. The payments in Article IV., except for payments pursuant to Paragraph IV.A. and Paragraph IV.C. above shall be abated in. proportion to the extent that the Leased Premises and Easement are not usable by Sea-Land during the time those areas are not repaired or restored.

E. The City shall maintain a depth of 40 feet M.L.W. in the berthing area.

IX. INDEMNITY

A. Sea-Land shall indemnify and hold harmless the city and the Authority and their council members, board members, executives, employees, agents and servants from any and all losses, expenses, damages, demands, and claims by any person in connection with or rising out of any injury or alleged injury (including death) to persons in connection with damage or alleged damage to property or the natural environment sustained or alleged to have been sustained as a result of Sea-Land’s use and operation of the crane, its occupancy of the Leased Premises or use of the Easement, and/or exercise of its rights under this Agreement or Sea-Land’s breach of this Agreement. Sea-Land shall defend all suits and actions brought against the City or the Authority and any of its council or board members, executives, employees, agents or servants from any alleged injury or damage and shall pay all damages, costs, and expenses, including attorney’s fees incurred in connection with the suits or actions. The only exception to this indemnity provision shall be for claims resulting from the negligence of the city or its executives, employees, agents, or servants.

B. This indemnity provision specifically includes all environmental damage that may result from Sea Land’s operations under this Agreement.

C. This indemnity provision shall continue beyond the term of this Agreement.

X. REMEDIES

A. If Sea-Land is in material default under any provision of this Agreement for a period of sixty days after the City delivers written notice of that default to Sea-Land, the City may terminate this Agreement. If default occurs, the City may reenter the Leased Premises by summary proceedings or otherwise, expel Sea-Land from the area and remove all Sea-Land property at Sea-Land’s expense. The City may re-lease the Leased Premises and Easement at the best possible rental rate obtainable and receive the fees. Sea-Land shall remain liable for the equivalent of all payments due under this Agreement unless released from that obligation by the city and the Authority after payment is received for re-leasing the Leased Premises and Easement and the reasonable cost of obtaining possession of the Leased Premises and Easement (including attorney’s fees) and any repairs or alterations necessary to prepare for release are deducted from all payments received.

B. If Sea-Land shall be adjudicated bankrupt, or if Sea-Land shall make a general assignment for the benefit of creditors, or if in any proceeding based on the insolvency of Sea-Land a receiver of Sea-Land property is appointed, then the City may terminate this Agreement by giving notice to Sea-Land of its intention to do so. However, neither bankruptcy, insolvency or an assignment for the benefit of creditors nor the appointment of a receiver shall affect this Agreement or permit its termination provided that the convenants on the part of Sea-Land to be performed under this Agreement are performed by Sea-Land, a receiver or a trustee in bankruptcy.

XI. TEMPORARY EMERGENCY PARKING AND STORAGE

A. Sea-Land shall have the option to lease the area described in the attached Exhibit “D”, on a temporary, emergency basis if at any time in the future it is unable to renegotiate its existing lease for parking and storage space. Sea-Land may exercise this option by submitting a request in writing to the City sixty days in advance of the date they desire to occupy the area. The City shall not unreasonably withhold its consent to this exercise of option.

B. Sea-Land shall pay to the City for this area a rate to be determined at the time the request is submitted.

C. This lease of the area described in Exhibit “D” shall be subject to all the terms and conditions of this Agreement.

XII. UTILITIES

A. Sea-Land shall provide the City with written notice of its requirements for all utility services. The City shall install any necessary equipment at its own expense to the metering point.

B. During the term of this Agreement, Sea-Land shall pay the City or other providers directly for all utility bills and accounts for utility services used or consumed by Sea-Land in the Leased Premises or Easement.

XIII. INSURANCE

A. While this Agreement is effective, Sea-Land shall either (i) carry and keep in force, liability insurance covering the City and the Authority for its operations under this Agreement in an amount not less than $2,500,000 in the aggregate for injury or death to persons and $2,500,000 in the aggregate for property damages or (ii) prove to the satisfaction of the City and the Authority that it has sufficient financial resources to be self-insured. The City and the Authority accept Sea-Land’s current financial situation as adequate for self-insurance. On each annual anniversary date of the signing of this Agreement by the parties, Sea-Land shall provide to the City evidence of its financial condition. The City and the Authority shall have thirty days thereafter to review the information and determine whether they will accept self-insurance for the following year or require Sea-Land to obtain insurance.

B. While this Agreement is effective the City shall keep in force sufficient fire and extended coverage insurance to insure against loss or damage that may occur to the Leased Premises or Easement. Sea-Land understands that the City’s insurance will not cover physical damage, theft or other loss of Sea-Land’s cargo, containers, container crane or equipment stored in the Leased Premises or Area 3 as shown on Exhibit “C”. Sea-Land will carry all insurance it deems necessary to protect its cargo, containers or equipment, including the container crane. In addition, the city will carry and keep in force, liability insurance to adequately cover the City’s operations under this Agreement.

C. Either party may provide for the foregoing required insurance coverage under a blanket policy affecting the Leased Premises and Easement and other areas leased or owned.

D. within ten days after the date this Agreement is signed by the parties, each party shall furnish to the other sufficient evidence of insurance. All insurance required under this Agreement shall contain a provision that it can be cancelled only after thirty days written notice to the other party and to the Authority.

XIV. RIGHT OF INSPECTION

A. The city shall have the right to inspect the Leased Premises upon reasonable notice to Sea-Land to ensure compliance with the terms of this Agreement.

B. The City shall have the right to audit Sea-Land’s records to determine compliance with the payment terms of this Agreement.

XV. TAX CREDITS

A. Sea-Land waives any rights it may have to claim depreciation or investment credits which may be allowable under the Internal Revenue Code of 1986, as amended, for payments made under this Agreement or for funds used by the City or the Authority to improve the City of Unalaska Marine Center. This waiver is binding on Sea-Land and its successors and assigns.

XVI. ASSIGNMENT OF RIGHTS

A. Sea-Land may not assign or sublease any rights or interests under this Agreement except to a subsidiary or affiliated corporation without the prior written consent of the City and the Authority. That consent shall not be unreasonably withheld.

XVII. SEVERABILITY

A. If any part, term or provision of this Agreement is declared null or unenforceable by a court of competent jurisdiction, the validity and enforceability of the rest of this Agreement shall not be affected.

XVIII. WAIVERS

A. No waiver by Sea-Land or the City of any covenant or condition of this Agreement shall be construed as a waiver of any other covenant or condition, nor shall the waiver of one breach be considered as a waiver of any other breach.

XIX. FEDERAL MARITIME COMMISSION REVIEW

A. This Agreement shall be filed with the Federal Maritime Commission pursuant to Title 46, Code of Federal Regulations. The Agreement shall become effective on the date determined by the Federal Maritime Commission as provided in Paragraph V. A. above. The Federal Maritime Commission shall be promptly notified of any modification of, amendment to, or termination of this Agreement for any reason other than its expiration. Sea-Land shall submit to the Federal Maritime Commission all documents required under this

Article and shall reimburse the City for the City’s costs incurred in submitting all required documents.

XX. SURRENDER

A. Sea-Land agrees not to encumber the Leased Premises or Easement at any time during this Agreement. Sea-Land agrees that the Leased Premises and Easement shall not be subject to any liens, charges or encumbrances and agrees that at the expiration of this Agreement it will deliver to the City or its designee, the Leased Premises and Easement in good condition (ordinary wear and tear excepted) and without liens, charges or encumbrances.

B. When this Agreement expires, Sea-Land shall be entitled to remove the container crane, but shall leave the rails installed in the Easement and in a serviceable condition.

XXI. SPECIFIC PERFORMANCE

A. It is agreed that one of the remedies for breach of this Agreement is specific performance.

XXII. MODIFICATIONS AND NOTICES

A. No modification of this Agreement shall be effective unless submitted in writing and agreed to by Sea-Land and the city in writing and consented to by the Authority. No modification of one provision of this Agreement shall be considered a waiver, breach or cancellation of any other provisions.

B. All notices required to be given under this Agreement shall be effective on the date of receipt and shall be mailed to the parties and the Authority at the following addresses: Sea-Land Service, Inc., 2550 Denali Street, Suite 1604, Anchorage, Alaska 99503; City Manager, City of Unalaska, P.O. Box 89, Unalaska, Alaska 99685; Executive Director, Alaska Industrial Development and Export Authority, 480 West Tudor Road, Anchorage, Alaska 99503-6690.

XXIII. ANTI–DISCRIMINATION

During the performance of this Agreement, Sea-Land agrees:

A. In connection with its performance under this Agreement including construction, maintenance and operation of or on the Leased Premises and Easement, Sea-Land will not discriminate against any employee or applicant for employment because of age, race, color, ancestry, religion, sex or national origin.

B. Sea-Land and its employees shall not discriminate, by segregation or otherwise, against any person on the basis of race, color, ancestry, religion, sex or nationality by curtailing or refusing to furnish accommodations, facilities, services or use privileges offered to the public generally.

C. Sea-Land shall include and require compliance with the above non-discrimination provisions in any subletting or subcontract made with respect to construction or maintenance operations under this Agreement.

XXIV. ALASKA LAW

A. The parties agree that this Agreement was entered into in the State of Alaska and that Alaska law will govern its interpretation and application.

XXV. BINDING ON SUCCESSORS AND ASSIGNS

A. All provisions of this Agreement shall inure to the benefit of and be binding on the parties, their successors and assigns.

B. This Agreement shall continue in force and effect if the Authority terminates the Lease with the City and re-enters the property which is the subject of that Lease of which the Leased Premises and the Easement described in this Agreement are a part.

C. This Agreement will continue in force and effect if the City fully satisfies its financial obligations to the Authority and becomes the owner of the City of Unalaska Marine Center.

XXVI. ARBITRATION

A. The parties agree to submit all disputes over the interpretation of this Agreement to the American Arbitration Association for resolution and to maintain the status quo pending a final arbitrator’s decision.

B. Both parties shall bear the costs of the arbitration equally.

C. Either party may initiate an arbitration by providing written notice to the other party of their intent to request that an arbitration proceeding be commenced in thirty days if the disputed issue is not resolved.

D. Whichever party initiates the arbitration shall request that the American Arbitration Association designate three possible arbitrators. Each party shall have the right to strike one name from the list and the remaining arbitrator shall decide the disputed issues.

E. The arbitrator shall interpret this Agreement in accordance with the parties’ past practices.

G. The arbitrator’s decision shall be binding on the parties.

H. Sea-Land acknowledges and agrees that the payments due under Paragraph IV.A. and Paragraph IV.C. shall be made notwithstanding any dispute over the interpretation of this Agreement unless or until a court of competent jurisdiction determines otherwise.

DATED as written on the first page of this Agreement.

/s/ Herv Hensley
City of Unalaska Herv Hensley, Manager

SUBSCRIBED AND SWORN TO before me this 2nd day of October 1990, at Unalaska, Alaska

/s/ Notary Public
Notary Public in and for Alaska My Commission expires: 8/29/94

/s/ Sea-Land Service, Inc.
Sea-Land Service, Inc. Manager, Southern Western Alaska

SUBSCRIBED AND SWORN TO before me this 1st day of October, 1990, at Anchorage, Alaska

/s/ Notary Public
Notary Public in and for Alaska My commission expires: 10/29/91

This Agreement has been approved by the City Council of the City of Unalaska.

/s/ Clerk of City of Unalaska
Clerk of City of Unalaska

UNSUBDIVIDED
TRACT A
400' ± (MIN.)
TOE OF EXISTING SLOPE (APPROX.)
EXISTING TANK FARM
OUTER HARBOR ROAD
TRACT B
TRACT D
BLDG.
EXISTING CONCRETE PAD
EXISTING CONCRETE DOCK
EXISTING TIMBER DOCK
NEW SHEET PILE CELL BULKHEAD
PROPOSED SEALAND MOORING DOLPHIN
PROPOSED SEALAND BREASTING DOLPHIN
ILIULIUK HARBOR
PRELIMINARY
Crane Parking Area
Sea-Land Exhibit A
CITY OF UNALASKA
BALLYHOO PORT IMPROVEMENT PROJECT
Peratrovich, Nottingham & Drage, Inc.
Engineering Consultants
BALLYHOO LEASE PARCELS
1-1

UNSUBDIVIDED
EXISTING TANK FARM.
DUTCH HARBOR ROAD
TRACT D
EXISTING CONCRETE DOCK
Crane Rail Easement
PRELIMINARY
CITY OF UNALASKA
BALLYHOO PORT
IMPROVEMENT PROJECT
Peratrovich, Nottingham & Drage, Inc.
Engineering Consultants
BALLYHOO LEASE PARCELS
1-1

Sea-Land
Exhibit B

UNSUBDIVIDED
TRACT A
400' ± (MIN.)
TOE OF EXISTING SLOPE (APPROX.)
UNSUBDIVIDED
EXISTING TANK FARM
10' UTILITY
DUTCH HARBOR ROAD
TRACT D
TRACT D
EXISTING CONCRETE DOCK
EXISTING TIMBER DOCK
PROPOSED SEALAND MOORING DOLPHIN
PROPOSED SEALAND BREASTING DOLPHIN
ILIULIUK HARBOR
PRELIMINARY
CITY OF UNALASKA
BALLYHOO PORT
IMPROVEMENT PROJECT
Peratrovich, Nottingham & Drage, Inc.
Engineering Consultants
(907) 561-1011
BALLYHOO LEASE
PARCELS
1-1

Temporary Emergency Parking and Storage

Sea-Land

Exhibit D

ADDENDUM TO SUBLEASE, EASEMENT AND PREFERENTIAL USE AGREEMENT

This Addendum to the Sublease, Easement and Preferential Use Agreement (“Addendum”) is dated October 2, 1990 and is made between the City of Unalaska (“city”) and Sea-Land Services, Inc., (“Sea-Land”), a corporation organized under the laws of the State of Delaware. This Addendum is to the Sublease, Easement and Preferential Use Agreement between the parties bearing the same date.

Sea-Land has proposed expansion of the City of Unalaska Marine Center to accommodate export service vessels, ie., D-9Js. The parties acknowledge that any such expansion will require the approval of the Alaska Industrial Development and Export Authority (“Authority”) and that title to any such expansion shall rest with the Authority during the term of the lease Agreement between the Authority and the City. This Addendum is designed to outline generally the agreement between the parties if that expansion occurs.

1. Notwithstanding the provisions of the Sublease, Easement and Preferential Use Agreement of even date, Sea-Land shall pay the City a $4.00 per ton wharfage fee for all cargo handled by Sea-Land in connection with export service vessels. Any funds paid to the City for wharfage of export service vessels shall not be considered part of sea-Land’s obligation under the Agreement to pay $240,000 per annum in “guaranteed payments”, (a monthly minimum of $20,000). Wharfage fees paid under this paragraph shall not affect the amount of those guaranteed payments and shall not be a credit against or in partial or total fulfillment of Sea-Land’s obligation to make those “guaranteed payments.”

2. Sea-Land shall pay any dockage charges due at the rates set under the City’s tariff.

3. Four hundred feet (400) of docking space shall always remain available for public use at the City of Unalaska Marine Center when a Sea-Land export service vessel is berthed. Sea-Land shall be responsible for making whatever expansions and improvements are necessary to the City of Unalaska Marine Center to insure the availability of four hundred feet of docking space for public use. If any new docking space is constructed, it shall be comparable in quality to the existing facility.

4. The cost of any and all improvements necessary to the City of Unalaska Marine center to accommodate export service vessels shall be borne by Sea-Land.

5. Sea-Land export service vessels shall berth at the City of Unalaska Marine Center no more than twenty-four hours per week. Export service vessels operating on a scheduled basis shall have preferential use of the City of Unalaska Marine Center provided the Harbor Master is notified at least twenty-four hours in advance of the vessel’s arrival. If an export service vessel remains at the City of Unalaska Marine Center for more than twenty-four hours in any week, a premium of $1.00 per ton shall be paid in addition to the wharfage charges that would otherwise be due under paragraph 1 of this Addendum.

DATED this 2nd day of October, 1990.

/s/ Herv Hensley
City of Unalaska Herv Hensley, Manager

DATED this 1st day of October, 1990.

/s/ Sea-Land Service, Inc.
Sea-Land Service, Inc.

Illegible

AMENDMENT TO SUBLEASE, EASEMENT AND

PREFERENTIAL USE AGREEMENT

This Amendment to Sublease, Easement and Preferential Use Agreement (“Agreement”) is dated May 31,2000, and is entered into by and between the CITY OF UNALASKA (“City”) and SEA-LAND SERVICES, INC. (“Sea-Land”).

WHEREAS the City and the Alaska Industrial Development and Export Authority (“Authority”) entered into that certain Lease and Construction Management Agreement dated January 18, 1991 (the “Lease”) (the Lease was recorded on January 25, 1991, in the Aleutian Islands Recording District, Third Judicial District, State of Alaska, in Book 32, Page 61), pursuant to which the City leased a public port facility (the “Marine Center”) from the Authority;

WHEREAS as contemplated under the terms of the Lease, the City entered into a Sublease, Easement and Preferential Use Agreement with Sea-Land dated October 2, 1990, as amended by that certain Addendum to Sublease, Easement and Preferential Use Agreement dated October 2, 1990 (the “Sublease”) (a memorandum of the Sublease was recorded on January 31, 1991, in the Aleutian Islands Recording District, Third Judicial District, State of Alaska, in Book 32, Page 259), pursuant to which Sea-Land leased certain space at the Marine Center;

WHEREAS in connection with the Sublease and a separate sublease agreement entered into by the City and Harbor Enterprises, Inc. d/b/a Petro Marine Services (“Petro Marine”), the City, Petro Marine and Sea-Land entered into that certain Contingent Management Agreement dated October 2,1990, as amended on December 24,1990 (the “CMA”);

WHEREAS pursuant to that certain Assignment of Sublease, Easement and Preferential Use Agreement, Assignment of Contingent Management Agreement, and Acknowledgements of Consent dated December 30, 1997 (the Sublease Assignment”) (a memorandum of the Sublease Assignment was recorded on January 9, 1998, in the Aleutian Islands Recording District, Third Judicial District, State of Alaska, in Book 46, Page 794), Petro Marine assigned to Valdez Petroleum Terminal all of its rights, titles and interest under the Sublease, the CMA and that certain Fuel Sales Franchise Agreement dated April 21, 1987, as amended (the “Franchise”), between the City and Petro Marine, and VPT assumed and agreed to perform all duties of Petro Marine arising under the Sublease, CMA and the Franchise;

WHEREAS the City, pursuant to Ordinance No. 2000-07, has issued Port Revenue Bonds (the “New Bonds”) to the Alaska Municipal Bond Bank Authority (the “Bond Bank”) and has used the proceeds of the New Bonds, together with other available funds, to discharge its financial obligations to the Authority under the Lease;

WHEREAS upon the discharge of the City’s financial obligations to the Authority under the Lease, the Authority and the City will terminate the Lease and the Authority will convey title to the Marine Center to the City;

AMENDMENT TO SUBLEASE, EASEMENT AND PREFERENTIAL USE AGREEMENT	Page 1

WHEREAS the City and Sea-Land desire to amend the Sublease to reflect that, upon the termination of the Lease and reconveyance of the Marine Center to the City, (i) the Authority will no longer have a financial interest in the operation of the Marine Center, including the payment of rent under the Sublease between the City and Sea-Land; and (ii) the Sublease may be converted to a Lease arrangement directly between Sea-Land, as lessee, and the City, as lessor;

NOW THEREFORE in consideration of the mutual premises and of the covenants contained herein, the parties agree as follows:

1.	Amendments to Sublease.

1.1 Section A of Article IV Payments is amended in its entirety to read:

A. In partial consideration of the Lease granted under Article I, the Easement granted under Article II and the Preferential Use Agreement granted in Article III, Sea-Land shall pay to the City $10,000 per year in advance each year on the anniversary date of this Agreement.

1.2 Section C of Article IV Payments is amended in its entirety to read:

C. Sea-Land guarantees wharfage fee payments to the City of at least $240,000 each year that this Agreement is effective (“Guaranteed Payments”). These Guaranteed Payments shall be remitted to the City in twelve payments of $20,000 each due on the first day of each month. These Guaranteed Payments are due even if Sea-Land does not incur wharfage fees totaling $20,000 in any month at the rates described in paragraph B of this Article IV. Sea-Land shall not be entitled to any refunds of Guaranteed Payments remitted.

1.3 Section D of Article V Term of Agreement is amended in its entirety to read:

D. The parties agree that Sea-Land has the option to extend the term of this Agreement for two additional terms of five years each beyond the Initial term. To exercise this option, Sea-Land must give the City at least ninety days written notice prior to the end of the preceding term. A copy of this written notice shall be provided to the Federal Maritime Commission.

1.4 Section B of Article VII Use of Land is amended in its entirety to read:

B. Sea-Land agrees not to discontinue its operations on the Leased Premises or Easement or to abandon them during the term of this Agreement without the written consent of the City. Sea-Land’s obligations under this Agreement, including the obligation

AMENDMENT TO SUBLEASE, EASEMENT AND PREFERENTIAL USE AGREEMENT	Page 2

under Paragraph IV.A. and IV.C. to make payments to the City shall not be reduced by abandonment or discontinuance of operations. The City agrees not to withhold consent to Sea-Land’s discontinuance or abandonment if adequate assurances that Sea-Land will continue to meet its financial obligations under this Agreement are given to it.

1.5 Section D of Article VIII Maintenance and Repair of Lease Premises and Easement is amended in its entirety to read:

D. If the Lease Premises and/or Easement are at any time during the term of this Agreement damaged or destroyed by fire or other casualty, however caused, the City may apply all collectable insurance proceeds to repair, rebuild, replace and restore the Leased Premises and Easement to a condition comparable to that which existed immediately prior to the fire or other casualty if the City decides to rebuild the City of Unalaska Marine Center. The payments in Article IV., except for payments pursuant to Paragraph IV.A. and Paragraph IV.C. above shall be abated in proportion to the extent that the Leased Premises and Easement are not usable by Sea-Land during the time those areas are not repaired or restored.

1.6 New Section D is added to Article IX Indemnity:

D. The indemnity, defense and hold harmless obligations in favor of the Authority set forth in this Article IX may not be amended, rescinded, delegated, assigned, terminated or otherwise modified without the prior written consent of the Authority.

1.7 Section A of Article X Remedies is amended in its entirety to read:

A. If Sea-Land is in material default under any provision of this Agreement for a period of sixty days after the City delivers written notice of that default to Sea-Land, the City may terminate this Agreement. If default occurs, the City may at its discretion reenter the Leased Premises by summary proceedings or otherwise, expel Sea-Land from the area and remove all Sea-Land properly, at Sea-land’s expense. The City may re-lease the Leased Premises and Easement at the best possible rental rate obtainable and receive the fees. Sea-Land shall remain liable for the equivalent of all payments due under this Agreement unless released from that obligation by the City after payment is received for re-leasing the Leased Premises and Easement and the reasonable cost of obtaining possession of the Leased Premises and Easement

AMENDMENT TO SUBLEASE, EASEMENT AND PREFERENTIAL USE AGREEMENT	Page 3

(including attorney’s fees) and any repairs or alterations necessary to prepare for re-lease are deducted from all payments received.

1.8 Section A of Article XIII Insurance is amended in its entirety to read:

A. While this Agreement is effective, Sea-Land shall either (i) carry and keep in force, liability insurance covering the City for its operations under this Agreement for not less than $2,500,000 in the aggregate for injury or death to persons and $2,500,000 in the aggregate for property damages, or (ii) prove to the satisfaction of the City that it has sufficient financial resources to be self-insured. [Sea-Land’s current financial situation has been accepted as adequate for self-insurance.] On each annual anniversary date of the signing of this Agreement by the parties, Sea-Land shall provide to the City evidence of its financial condition. The City shall have thirty days thereafter to review the information and determine whether it will accept self-insurance for the following year or require Sea-Land to obtain insurance.

1.9 Section D of Article XIII Insurance is amended in its entirety to read:

D. Within ten days after the date this Agreement is signed by the parties, each party shall furnish to the other sufficient evidence of insurance. All insurance required under this Agreement shall contain a provision that it can be cancelled only after thirty days written notice to the other party.

1.10 Section A of Article XVI Assignment of Rights is amended in its entirety to read:

A. Sea-Land may not assign or sublease any rights or interests under this Agreement except to a subsidiary or affiliated corporation without the prior written consent of the City. That consent shall not be unreasonably withheld.

1.11 Section A of Article XXII Modifications and Notices is amended in its entirety to read:

A. No modification of this Agreement shall be effective unless submitted in writing and agreed to by Sea-Land and the City in writing, provided, however, that the Authority’s prior written consent may be required as provided in Article IX.D. No modification of one provision of this Agreement shall be considered a waiver, breach or cancellation of any other provisions.

AMENDMENT TO SUBLEASE, EASEMENT AND PREFERENTIAL USE AGREEMENT	Page 4

1.12 Section B of Article XXII Modifications and Notices is amended in its entirety to read:

B. All notices required to be given under this Agreement shall be effective on the date of receipt and shall be mailed to the parties at the following addresses: Sea-Land Services, Inc., 1717 Tidewater Road, Anchorage, Alaska 99501; City Manager, City of Unalaska, P.O. Box 610, Unalaska, Alaska 99685.

1.13 Section B of Article XXV Binding on Successors and Assigns is deleted in its entirety.

1.14 As of the effective date of this Agreement, the Sublease shall be converted to a lease.

1.15 Sea-Land acknowledges and agrees that the indemnity, defense and hold harmless obligations in favor of the Authority set forth in Article IX of the Sublease survive this amendment of the Sublease.

2.	General Provisions.

2.1 Effective Date. This Agreement shall be effective as of the date of the Lease between the City and the Authority is terminated.

2.2 Integration and Amendment. The Sublease and the amendments thereto, including this Agreement, contain the entire agreement of the parties hereto with respect to the subject matter hereof. Except as herein provided, the Sublease, together with its prior amendments, continue in full force and effect. This Agreement may not be modified, amended, supplemented or waived except by an instrument in writing signed by both parties and, to the extent such modification, amendment, supplement or waiver affects the indemnity obligations to the Authority, the Authority.

2.3 Recordation of Agreement. This Agreement, or a memorandum of it, signed by the parties shall be recorded at any party’s request.

2.4 Authority. The City and Sea-Land each represent and warrant that they have the authority to enter into this Agreement.

2.5 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Alaska.

2.6 Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile signature, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

AMENDMENT TO SUBLEASE, EASEMENT AND PREFERENTIAL USE AGREEMENT	Page 5

Date: 5-26-00	SEA-LAND SERVICES, INC.

	By:	/s/ Marion G. Davis
	Its:	Marion G. Davis
Manager Southern, Western Alaska

STATE OF ALASKA	)
)
THIRD JUDICIAL DISTRICT	)

THIS IS TO CERTIFY that on this 26th day of May, 2000, before me, the undersigned, appeared Marion G. Davis, who acknowledged being the Manager Southern Western Alaska of Sea-Land Services, Inc., a Delaware corporation, and voluntarily signing and sealing the foregoing instrument on behalf of said corporation, and being authorized so to do.

/s/ Arlie N. Dehut
Notary Public in and for Alaska
My Commission Expires: 3/26/05

[SEAL]

AMENDMENT TO SUBLEASE, EASEMENT AND PREFERENTIAL USE AGREEMENT	Page 6

Date: _____________________	CITY OF UNALASKA

By:	/s/ City Manager
Its:	City Manager

STATE OF ALASKA	)
)
THIRD JUDICIAL DISTRICT	)

THIS IS TO CERTIFY that on this 25th day of May, 2000, before me, the undersigned, appeared Scott Seaburg who acknowledged being the City Manager of the City of Unalaska, and voluntarily signing and sealing the foregoing instrument on behalf of said City, and being authorized so to do.

/s/ Notary Public
Notary Public in and for Alaska
My Commission Expires: 10/27/01

AMENDMENT TO SUBLEASE, EASEMENT AND PREFERENTIAL USE AGREEMENT	Page 7

ACKNOWLEDGEMENT AND CONSENT

The Authority hereby acknowledges receipt of this Agreement and consents to the amendments to the Sublease as provided herein.

Date:	May 26, 2000	ALASKA INDUSTRIAL DEVELOPMENT AND EXPORT AUTHORITY

By:	/s/ Keith A. Laufer
Its:	Acting Executive Director

STATE OF ALASKA	)
)
THIRD JUDICIAL DISTRICT	)

THIS IS TO CERTIFY that on this 26 day of May, 2000, before me, the undersigned, appeared Keith A. Laufer, who acknowledged being the acting Exec. Director of the Alaska Industrial Development and Export Authority, and voluntarily signing and sealing the foregoing instrument on behalf of the Alaska Industrial Development and Export Authority, and being authorized so to do.

/s/ Jo Ann Wixor
Notary Public in and for Alaska
My Commission Expires: 4/29/02

[SEAL]

AMENDMENT TO SUBLEASE, EASEMENT AND PREFERENTIAL USE AGREEMENT	Page 8

PORT OF DUTCH HARBOR

PREFERENTIAL USE AGREEMENT

Between

City of Unalaska and Sealand Services, Inc.

Dated May 1, 2002

Amendment #1

The parties hereby agree to the following:

The name Sealand Services, Inc. is recognized in the preamble of the Port of Dutch Harbor Preferential Use Agreement, dated October 2, 1990, shall now be known as CSX LINES OF ALASKA, LLC (CSX).

/s/ Chris Hladick	/s/ Mike Lynch
City of Unalaska Chris Hladick City Manager	CSX Lines of Alaska, LLC Mike Lynch Terminal Manager

Dated May 2, 02	Dated 4-29-02

Attested to by:	Attested to by:

/s/ Illegible	/s/ Illegible